EXHIBIT 99.1

***FOR IMMEDIATE RELEASE***

For: ZIONS BANCORPORATION	Contact: James Abbott
One South Main, 15th Floor	Tel: (801) 844-7637
Salt Lake City, Utah	April 20, 2015
Harris H. Simmons
Chairman/Chief Executive Officer

ZIONS BANCORPORATION REPORTS EARNINGS OF $0.37
PER DILUTED COMMON SHARE FOR FIRST QUARTER 2015

SALT LAKE CITY, April 20, 2015 – Zions Bancorporation (NASDAQ: ZION) (“Zions” or “the Company”) today reported first quarter net earnings applicable to common shareholders of $75.3 million, or $0.37 per diluted common share, compared to $66.8 million, or $0.33 per diluted common share, for the fourth quarter of 2014.

First Quarter 2015 Highlights

•
Credit quality metrics remained in line with expectations. However, as expected, energy-related nonperforming and classified loans increased and are expected to increase further in a continued low energy price environment. The Company experienced $17 million in net recoveries on loans.

•	Total noninterest expenses improved to $397 million from $423 million in the prior quarter due in part to reduced costs from CCAR preparation.

•
Net interest income declined somewhat, due primarily to fewer days of income and lower yields on loans as a result of continued pricing pressure on loan production particularly for larger commercial loans.

•	The estimated Basel III common equity tier 1 capital ratio at March 31, 2015 was 11.81% on a 2015 phase-in basis, essentially unchanged from 11.82% at December 31, 2014.

- more -

ZIONS BANCORPORATION
Press Release – Page 2
April 20, 2015

“The first quarter results were generally in line with our expectations. We continued to strengthen reserves in light of continuing stress in the energy sector. We are nonetheless pleased to see the proactive and rapid steps many in that industry are taking to adjust to the current environment, including raising significant amounts of capital. We are encouraged by other credit trends and notably experienced recoveries net of charge-offs of $17 million during the quarter,” said Harris H. Simmons, chairman and chief executive officer.

Mr. Simmons continued, “Loan growth was subdued during the quarter; however, we continue to exercise caution with regard to underwriting standards and remain disciplined with respect to pricing. Finally, we are pleased to have announced an increase in the quarterly dividend on common stock to $0.06 per share from the previous $0.04 quarterly rate.”

Loans
Net loans and leases held for investment increased $116 million, or 0.3%, to $40.2 billion at March 31, 2015 from $40.1 billion at December 31, 2014. Increases included $101 million in commercial and industrial loans and $59 million in construction real estate loans. Commercial and industrial loan increases occurred primarily in Utah and Colorado.

Average loans and leases held for investment of $40.2 billion during the first quarter of 2015 increased $334 million, or 0.8%, from $39.8 billion during the fourth quarter. Unfunded lending commitments were $17.5 billion at March 31, 2015, compared to $17.6 billion at December 31, 2014.

- more -

ZIONS BANCORPORATION
Press Release – Page 3
April 20, 2015

Energy-Related Exposure
The following table presents the distribution of energy-related loans by customer market segment:

ENERGY-RELATED EXPOSURE*		% of total loans		% of total loans		% of total loans
(In millions)	March 31, 2015		December 31, 2014		September 30, 2014

Loans and leases
Oil and gas-related	$3,157	7.9%	$3,073	7.7%	$2,992	7.5%
Alternative energy	232		225		208
Total loans and leases	3,389		3,298		3,200
Unfunded commitments to extend credit	2,451		2,731		2,659
Total credit exposure	$5,840		$6,029		$5,859

Private equity investments	$20		$21		$20

Distribution of oil and gas-related balances
Upstream – exploration and production	34%	34%	36%
Midstream – marketing and transportation	21%	19%	19%
Downstream – refining	4%	4%	3%
Other non-services	2%	2%	1%
Oilfield services	30%	31%	30%
Energy service manufacturing	9%	10%	11%
Total loans and leases	100%	100%	100%

*
Because many borrowers operate in multiple businesses, judgment has been applied in characterizing a borrower as energy-related, including a particular segment of energy-related activity, e.g., upstream or downstream. The September 30, 2014 and December 31, 2014 numbers in the preceding table have been adjusted to remove certain credits which, upon review, were determined not to be energy-related.

A number of the Company’s customers took significant steps to mitigate risk during the quarter, including pay-downs resulting from refinancing that was driven in part by stronger capital markets activities within the energy sector (including issuance of additional public and private equity and debt). The Company’s overall balance of oil and gas-related loans increased 2.7% to $3,157 million. Exploration and production balances increased approximately 2.6%, while energy services loan balances declined approximately 3.9% from the prior quarter. Unfunded energy-related commitments to lend declined by $280 million, or 10% during the quarter; a majority of this reduction occurred in non-reserve-based commitments.

At March 31, 2015, consistent with expectations, approximately $65 million, or 2.1%, of the oil and gas-related loan balances were nonaccruing, compared to $17 million, or 0.5%, at December 31, 2014. Approximately 93% of the March 31, 2015 energy-related nonaccruing loans were current. Classified energy-related credits increased to $295 million at March 31, 2015 from $134 million at December 31, 2014.

Consistent with discussions during the Company’s fourth quarter 2014 earnings call on January 26, 2015, and due to continued weakness in oil and gas prices, the Company took steps this quarter to review a number of energy-related

- more -

ZIONS BANCORPORATION
Press Release – Page 4
April 20, 2015

credits prior to the regularly scheduled borrowing base re-determination. This action resulted in some credits being regraded. These steps were consistent with the Company’s effort to mitigate credit risks. The pattern of a significant increase in graded or classified energy loans as well as the increase in nonaccrual energy loans is generally consistent with prior cycles.

However, adjustments made by energy industry participants appear to be occurring more rapidly in this cycle, including for example, reducing drilling activity and raising additional capital. In past cycles, actual loan losses relative to the classified loan portfolio have been relatively small. Additional adjustments such as increases in energy-related classified loans and decreases in unfunded commitments may occur during the second quarter of 2015 as the Company completes its semiannual borrowing base re-determination process. The Company considers these and other factors when establishing the level of the allowance for credit losses.

Asset Quality
Gross loan and lease charge-offs declined to $20 million in the first quarter of 2015, compared to $35 million in the fourth quarter of 2014. Recoveries were $37 million in the first quarter, compared to $18 million in the fourth quarter. More than half of the gross recoveries were from non-energy-related loans at Amegy Bank.

Deterioration in various credit quality metrics was primarily related to energy-related loans at Amegy Bank; other credit metric trends not related to energy lending were generally stable. Nonperforming lending-related assets increased to $399 million at March 31, 2015 from $326 million at December 31, 2014. Classified loans increased to $1.3 billion at March 31, 2015 from $1.1 billion at December 31, 2014, also driven by energy-related credits. The ratio of nonperforming lending-related assets to loans and leases and other real estate owned increased to 0.99% at March 31, 2015, compared to 0.81% at December 31, 2014.

The allowance for credit losses increased $16 million to $702 million, or 1.75% of loans and leases at March 31, 2015, compared to $686 million, or 1.71%, of loans and leases at December 31, 2014. The provision for credit losses consists of the provision for loan losses – a negative $(1.5) million in the first quarter – plus the provision for unfunded lending commitments – $1.2 million in the first quarter – resulting in a net negative provision of $(0.3) million. During the six-month period beginning September 30, 2014, as energy prices have declined significantly, Amegy Bank has increased its allowance for credit losses by $55 million. This increase was partially offset by a reduction in the allowance elsewhere, due to favorable changes in credit quality outside of the energy industry.

- more -

ZIONS BANCORPORATION
Press Release – Page 5
April 20, 2015

Deposits
Total deposits increased $275 million to $48.1 billion at March 31, 2015, compared to $47.8 billion at December 31, 2014, and resulted primarily from increased noninterest-bearing deposits. Average total deposits of $47.5 billion for the first quarter of 2015 slightly decreased from the fourth quarter of 2014.

Shareholders’ Equity
Accumulated other comprehensive income (loss) improved to $(115) million at March 31, 2015 from $(128) million at December 31, 2014 primarily as a result of the securities reclassification discussed subsequently.

Tangible book value per common share improved by approximately 2% to $26.64 at March 31, 2015, compared to $26.23 at December 31, 2014. Compared to March 31, 2014, tangible book value per common share improved by approximately 9%.

Effective January 1, 2015, the Company began using Basel III risk weighted capital ratios. The estimated Basel III common equity tier 1 capital ratio on a 2015 phase-in basis was 11.81%, essentially unchanged from 11.82% at December 31, 2014.

Investments
The March 31, 2015 balance sheet compared to December 31, 2014 primarily reflects purchases of medium duration agency mortgage-backed securities that were generally funded through reduction of interest-bearing deposits, as well as an increase in available-for-sale (“AFS”) securities due to the reclassification of CDO securities previously designated as held-to-maturity (“HTM”) securities.

During the first quarter of 2015, the Company reclassified all of its remaining HTM CDO securities, or approximately $79 million at amortized cost, to AFS securities. This was the result of the Company’s Dodd-Frank Act stress test results and the CDO securities’ treatment under Basel III capital and risk weighting rules that became effective January 1, 2015. The reclassification provides the Company with greater flexibility with regard to the management of these securities. This reclassification improved other comprehensive income (“OCI”) by approximately $18 million pretax, because the fair value of these securities on the date of reclassification exceeded carrying value by that amount. Approximately half of this increase was offset during the first quarter by slight declines in fair values of the CDO securities. No gain or loss was recognized in earnings at the time of reclassification.

The Company recognized an immaterial amount of net realized losses on sales, paydowns and payoffs of CDO securities in the first quarter, compared to $11 million in net realized losses in the fourth quarter.

- more -

ZIONS BANCORPORATION
Press Release – Page 6
April 20, 2015

Net Interest Income
Net interest income decreased to $417 million in the first quarter of 2015 from $430 million in the fourth quarter of 2014, primarily as a result of two fewer days of income. The net interest margin decreased to 3.22% in the first quarter of 2015, compared to 3.25% in the fourth quarter of 2014, primarily due to lower loan yields on new production.

Noninterest Income
Noninterest income for the first quarter of 2015 was $122 million, compared to $129 million for the fourth quarter of 2014. The decrease was mostly attributable to the recognition in the fourth quarter of unrealized gains on Small Business Investment Company investments in both dividends and other investment income and in equity securities gains; excluding the securities gains, noninterest income declined moderately primarily due to lower service charges, which is largely attributable to seasonal effects.

Noninterest Expense
Noninterest expense for the first quarter of 2015 was $397 million, compared to $423 million for the fourth quarter of 2014 and $398 million for the first quarter of 2014. The decrease compared to the fourth quarter related to (1) the recognition of the litigation settlement in the fourth quarter in other noninterest expense and (2) decreased professional and legal services following the Company’s CCAR submission in January 2015. The $5 million quarterly increase to $244 million in salary and employee benefits expense was primarily due to the cyclical first quarter increase in payroll taxes.

Conference Call
Zions will host a conference call to discuss these first quarter results at 5:30 p.m. ET this afternoon (April 20, 2015). Media representatives, analysts and the public are invited to listen to this discussion by calling 253-237-1247 (domestic and international) and entering the passcode 10432053, or via on-demand webcast. A link to the webcast will be available on the Zions Bancorporation website at zionsbancorporation.com. The webcast of the conference call will also be archived and available for 30 days.

About Zions Bancorporation
Zions Bancorporation is one of the nation’s premier financial services companies, consisting of a collection of great banks in select Western markets. Zions operates its banking businesses under local management teams and community identities in 11 Western and Southwestern states: Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah, Washington, and Wyoming. The Company is a national leader in Small Business Administration lending and received 24 “Excellence” awards by Greenwich Associates for the 2014 survey. In

- more -

ZIONS BANCORPORATION
Press Release – Page 7
April 20, 2015

addition, Zions is included in the S&P 500 and NASDAQ Financial 100 indices. Investor information and links to subsidiary banks can be accessed at zionsbancorporation.com.

Forward-Looking Information
Statements in this press release that are based on other than historical data or that express the Company’s expectations regarding future events or determinations are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance or determinations, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties, and actual results may differ materially from those presented, either expressed or implied, in this press release. Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include the actual amount and duration of declines in the price of oil and gas as well as other factors discussed in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s Internet site (http://www.sec.gov).

Except as required by law, the Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

- more -

ZIONS BANCORPORATION
Press Release – Page 8
April 20, 2015

FINANCIAL HIGHLIGHTS
(Unaudited)

	Three Months Ended
(In thousands, except share, per share, and ratio data)	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
BALANCE SHEET
Loans and leases, net of allowance	$39,560,101	$39,458,995	$39,129,295	$38,954,172	$38,460,917
Total assets	57,555,931	57,208,874	55,458,870	55,111,275	56,080,844
Deposits	48,123,360	47,848,075	46,266,562	45,672,140	46,533,305
Total shareholders’ equity	7,454,298	7,369,530	7,322,159	6,700,090	6,586,216

STATEMENT OF INCOME
Net interest income	$417,346	$430,430	$416,819	$416,284	$416,471
Taxable-equivalent net interest income	421,581	434,789	420,850	420,202	420,305
Provision for loan losses	(1,494)	11,587	(54,643)	(54,416)	(610)
Total noninterest income	121,822	129,396	116,071	124,849	138,313
Total noninterest expense	397,461	422,666	438,536	406,027	398,063
Net earnings applicable to common shareholders	75,279	66,761	79,127	104,490	76,190

PER COMMON SHARE
Net earnings per diluted common share	$0.37	$0.33	$0.40	$0.56	$0.41
Dividends	0.04	0.04	0.04	0.04	0.04
Book value per common share [1]	31.74	31.35	31.14	30.77	30.19
Tangible book value per common share [1]	26.64	26.23	26.00	25.13	24.53

SELECTED RATIOS
Return on average assets	0.66%	0.57%	0.69%	0.87%	0.74%
Return on average common equity	4.77%	4.06%	5.10%	7.30%	5.52%
Tangible return on average tangible common equity	5.80%	4.95%	6.19%	9.07%	6.96%
Net interest margin	3.22%	3.25%	3.20%	3.29%	3.31%
Ratio of nonperforming lending-related assets to loans and leases and other real estate owned	0.99%	0.81%	0.84%	0.95%	1.12%
Annualized ratio of net loan and lease charge-offs to average loans	(0.17)%	0.17%	0.11%	0.06%	0.08%
Ratio of total allowance for credit losses to loans and leases outstanding [1]	1.75%	1.71%	1.74%	1.95%	2.11%

Capital Ratios [1]
Tangible common equity ratio	9.58%	9.48%	9.70%	8.60%	8.24%
Basel III: [2,3]
Common equity tier 1 capital	11.81%	11.82%
Tier 1 leverage	11.77%	11.59%
Tier 1 risk-based capital	13.99%	14.03%
Total risk-based capital	16.04%	16.08%
Basel I:
Tier 1 common equity		11.92%	11.86%	10.45%	10.56%
Tier 1 leverage		11.82%	11.87%	11.00%	10.71%
Tier 1 risk-based capital		14.47%	14.43%	13.00%	13.19%
Total risk-based capital		16.27%	16.28%	14.90%	15.11%

Weighted average common and common-equivalent shares outstanding	202,944,209	203,277,500	197,271,076	185,286,329	185,122,844
Common shares outstanding [1]	203,192,991	203,014,903	202,898,491	185,112,965	184,895,182

[1]	At period end.

[2]	Ratios for March 31, 2015 are estimates.

[3]	Basel III capital ratios became effective January 1, 2015 and are based on a 2015 phase-in. December 31, 2014 ratios are pro forma.

- more -

ZIONS BANCORPORATION
Press Release – Page 9
April 20, 2015

CONSOLIDATED BALANCE SHEETS

(In thousands, except shares)	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
ASSETS
Cash and due from banks	$720,858	$841,942	$585,672	$1,381,262	$1,338,930
Money market investments:
Interest-bearing deposits	6,791,762	7,178,097	7,467,884	6,389,222	8,160,226
Federal funds sold and security resell agreements	1,519,352	1,386,291	355,844	478,535	379,947
Investment securities:
Held-to-maturity, at adjusted cost (approximate fair value $602,355, $677,196, $642,529, $643,926, and $635,379)	590,950	647,252	609,758	615,104	606,279
Available-for-sale, at fair value	4,450,502	3,844,248	3,563,408	3,462,809	3,423,205
Trading account, at fair value	71,392	70,601	55,419	56,572	56,172
	5,112,844	4,562,101	4,228,585	4,134,485	4,085,656

Loans held for sale	128,946	132,504	109,139	164,374	126,344

Loans and leases, net of unearned income and fees	40,180,114	40,063,658	39,739,572	39,630,079	39,197,870
Less allowance for loan losses	620,013	604,663	610,277	675,907	736,953
Loans, net of allowance	39,560,101	39,458,995	39,129,295	38,954,172	38,460,917

Other noninterest-bearing investments	870,125	865,950	855,743	854,978	848,775
Premises and equipment, net	844,900	829,809	811,127	803,214	785,519
Goodwill	1,014,129	1,014,129	1,014,129	1,014,129	1,014,129
Core deposit and other intangibles	23,162	25,520	28,160	30,826	33,562
Other real estate owned	17,256	18,916	27,418	27,725	39,248
Other assets	952,496	894,620	845,874	878,353	807,591
	$57,555,931	$57,208,874	$55,458,870	$55,111,275	$56,080,844

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$20,854,630	$20,529,124	$19,771,631	$19,611,516	$19,259,108
Interest-bearing:
Savings and money market	24,540,927	24,583,636	23,742,911	23,308,114	23,097,351
Time	2,344,818	2,406,924	2,441,756	2,500,303	2,528,735
Foreign	382,985	328,391	310,264	252,207	1,648,111
	48,123,360	47,848,075	46,266,562	45,672,140	46,533,305

Federal funds and other short-term borrowings	203,597	244,223	191,798	258,401	279,837
Long-term debt	1,089,321	1,092,282	1,113,677	1,933,136	2,158,701
Reserve for unfunded lending commitments	82,287	81,076	79,377	95,472	88,693
Other liabilities	603,068	573,688	485,297	452,036	434,092
Total liabilities	50,101,633	49,839,344	48,136,711	48,411,185	49,494,628

Shareholders’ equity:
Preferred stock, without par value, authorized 4,400,000 shares	1,004,032	1,004,011	1,004,006	1,004,006	1,003,970
Common stock, without par value; authorized 350,000,000 shares; issued and outstanding 203,192,991, 203,014,903, 202,898,491, 185,112,965, and 184,895,182 shares	4,728,556	4,723,855	4,717,295	4,192,136	4,185,513
Retained earnings	1,836,619	1,769,705	1,711,785	1,640,785	1,542,195
Accumulated other comprehensive income (loss)	(114,909)	(128,041)	(110,927)	(136,837)	(145,462)
Total shareholders’ equity	7,454,298	7,369,530	7,322,159	6,700,090	6,586,216
	$57,555,931	$57,208,874	$55,458,870	$55,111,275	$56,080,844

- more -

ZIONS BANCORPORATION
Press Release – Page 10
April 20, 2015

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
(In thousands, except per share amounts)	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Interest income:
Interest and fees on loans	$415,755	$431,084	$430,416	$433,802	$434,350
Interest on money market investments	5,218	5,913	5,483	4,888	5,130
Interest on securities	27,473	24,963	24,377	24,502	28,094
Total interest income	448,446	461,960	460,276	463,192	467,574
Interest expense:
Interest on deposits	12,104	12,548	12,313	12,096	12,779
Interest on short- and long-term borrowings	18,996	18,982	31,144	34,812	38,324
Total interest expense	31,100	31,530	43,457	46,908	51,103
Net interest income	417,346	430,430	416,819	416,284	416,471
Provision for loan losses	(1,494)	11,587	(54,643)	(54,416)	(610)
Net interest income after provision for loan losses	418,840	418,843	471,462	470,700	417,081
Noninterest income:
Service charges and fees on deposit accounts	41,194	42,224	43,468	41,400	41,199
Other service charges, commissions and fees	47,486	50,130	51,639	47,959	44,250
Wealth management income	7,615	8,078	7,438	7,980	7,077
Loan sales and servicing income	7,706	7,134	7,592	7,332	7,096
Capital markets and foreign exchange	5,501	6,266	5,400	5,875	5,043
Dividends and other investment income	9,372	16,479	11,324	7,995	7,864
Fair value and nonhedge derivative income (loss)	(1,088)	(961)	44	(1,934)	(8,539)
Equity securities gains, net	3,353	9,606	440	2,513	912
Fixed income securities gains (losses), net	(239)	(11,620)	(13,901)	5,026	30,914
Impairment losses on investment securities	—	—	—	—	(27)
Less amounts recognized in other comprehensive income	—	—	—	—	—
Net impairment losses on investment securities	—	—	—	—	(27)
Other	922	2,060	2,627	703	2,524
Total noninterest income	121,822	129,396	116,071	124,849	138,313
Noninterest expense:
Salaries and employee benefits	243,519	238,731	245,518	238,760	233,402
Occupancy, net	29,339	29,962	28,495	28,939	28,305
Furniture, equipment and software	29,713	30,858	28,524	27,986	27,944
Other real estate expense	374	(3,467)	875	(266)	1,607
Credit-related expense	5,939	7,518	6,508	7,161	6,947
Provision for unfunded lending commitments	1,211	1,699	(16,095)	6,779	(1,012)
Professional and legal services	11,483	26,257	16,588	12,171	10,995
Advertising	6,975	5,805	6,094	6,803	6,398
FDIC premiums	8,119	8,031	8,204	8,017	7,922
Amortization of core deposit and other intangibles	2,358	2,640	2,665	2,736	2,882
Debt extinguishment cost	—	—	44,422	—	—
Other	58,431	74,632	66,738	66,941	72,673
Total noninterest expense	397,461	422,666	438,536	406,027	398,063
Income before income taxes	143,201	125,573	148,997	189,522	157,331
Income taxes	51,176	43,759	53,109	69,972	56,121
Net income	92,025	81,814	95,888	119,550	101,210
Preferred stock dividends	(16,746)	(15,053)	(16,761)	(15,060)	(25,020)
Net earnings applicable to common shareholders	$75,279	$66,761	$79,127	$104,490	$76,190

Weighted average common shares outstanding during the period:
Basic shares	202,603	202,783	196,687	184,668	184,440
Diluted shares	202,944	203,278	197,271	185,286	185,123
Net earnings per common share:
Basic	$0.37	$0.33	$0.40	$0.56	$0.41
Diluted	0.37	0.33	0.40	0.56	0.41

- more -

ZIONS BANCORPORATION
Press Release – Page 11
April 20, 2015

Note: FDIC-supported/PCI loans previously disclosed separately have been reclassified to their respective loan segments and classes due to declining materiality. Subsequent schedules presented herein reflect, as applicable, these reclassifications.
Loan Balances Held for Investment by Portfolio Type
(Unaudited)

(In millions)	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Commercial:
Commercial and industrial	$13,264	$13,163	$12,874	$12,789	$12,493
Leasing	407	409	405	415	390
Owner occupied	7,310	7,351	7,430	7,499	7,460
Municipal	555	521	518	522	482
Total commercial	21,536	21,444	21,227	21,225	20,825

Commercial real estate:
Construction and land development	2,045	1,986	1,895	2,343	2,267
Term	8,088	8,127	8,259	8,093	8,239
Total commercial real estate	10,133	10,113	10,154	10,436	10,506

Consumer:
Home equity credit line	2,315	2,321	2,266	2,215	2,177
1-4 family residential	5,213	5,201	5,156	4,830	4,800
Construction and other consumer real estate	373	371	350	339	330
Bankcard and other revolving plans	407	401	389	381	365
Other	203	213	198	204	195
Total consumer	8,511	8,507	8,359	7,969	7,867
Total loans	$40,180	$40,064	$39,740	$39,630	$39,198

Nonperforming Lending-Related Assets
(Unaudited)

(Amounts in thousands)	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014

Nonaccrual loans	$382,066	$306,648	$307,230	$351,447	$401,666
Other real estate owned	17,256	18,916	27,418	27,725	39,248
Total nonperforming lending-related assets	$399,322	$325,564	$334,648	$379,172	$440,914

Ratio of nonperforming lending-related assets to loans[1] and leases and other real estate owned	0.99%	0.81%	0.84%	0.95%	1.12%

Accruing loans past due 90 days or more	$31,552	$29,228	$30,755	$46,769	$38,190
Ratio of accruing loans past due 90 days or more to loans[1] and leases	0.08%	0.07%	0.08%	0.12%	0.10%

Nonaccrual loans and accruing loans past due 90 days or more	$413,618	$335,876	$337,985	$398,216	$439,856
Ratio of nonaccrual loans and accruing loans past due 90 days or more to loans[1] and leases	1.03%	0.84%	0.85%	1.00%	1.12%

Accruing loans past due 30-89 days	$97,242	$86,488	$89,081	$108,083	$114,405

Restructured loans included in nonaccrual loans	110,364	97,779	109,673	103,157	130,534
Restructured loans on accrual	199,065	245,550	264,994	320,206	318,886

Classified loans	1,268,981	1,147,106	1,187,407	1,304,077	1,379,501

1 Includes loans held for sale.

- more -

ZIONS BANCORPORATION
Press Release – Page 12
April 20, 2015

Allowance for Credit Losses
(Unaudited)

	Three Months Ended
(Amounts in thousands)	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Allowance for Loan Losses
Balance at beginning of period	$604,663	$610,277	$675,907	$736,953	$746,291
Add:
Provision for losses	(1,494)	11,587	(54,643)	(54,416)	(610)
Adjustment for FDIC-supported/PCI loans	(38)	(19)	(25)	(444)	(817)
Deduct:
Gross loan and lease charge-offs	(20,188)	(35,544)	(26,471)	(23,400)	(20,795)
Recoveries	37,070	18,362	15,509	17,214	12,884
Net loan and lease (charge-offs) recoveries	16,882	(17,182)	(10,962)	(6,186)	(7,911)
Balance at end of period	$620,013	$604,663	$610,277	$675,907	$736,953

Ratio of allowance for loan losses to loans and leases, at period end	1.54%	1.51%	1.54%	1.71%	1.88%

Ratio of allowance for loan losses to nonperforming loans, at period end	162.28%	197.18%	198.64%	192.32%	183.47%

Annualized ratio of net loan and lease charge-offs to average loans	(0.17)%	0.17%	0.11%	0.06%	0.08%

Reserve for Unfunded Lending Commitments
Balance at beginning of period	$81,076	$79,377	$95,472	$88,693	$89,705
Provision charged (credited) to earnings	1,211	1,699	(16,095)	6,779	(1,012)
Balance at end of period	$82,287	$81,076	$79,377	$95,472	$88,693

Total Allowance for Credit Losses
Allowance for loan losses	$620,013	$604,663	$610,277	$675,907	$736,953
Reserve for unfunded lending commitments	82,287	81,076	79,377	95,472	88,693
Total allowance for credit losses	$702,300	$685,739	$689,654	$771,379	$825,646

Ratio of total allowance for credit losses to loans and leases outstanding, at period end	1.75%	1.71%	1.74%	1.95%	2.11%

- more -

ZIONS BANCORPORATION
Press Release – Page 13
April 20, 2015

Nonaccrual Loans by Portfolio Type
(Unaudited)

(In millions)	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014

Loans held for sale	$—	$—	$—	$29	$—

Commercial:
Commercial and industrial	163	106	88	83	111
Leasing	—	—	1	1	1
Owner occupied	98	87	98	101	128
Municipal	1	1	8	9	10
Total commercial	262	194	195	194	250

Commercial real estate:
Construction and land development	22	24	25	24	29
Term	38	25	30	44	60
Total commercial real estate	60	49	55	68	89

Consumer:
Home equity credit line	10	12	12	11	10
1-4 family residential	48	50	43	45	48
Construction and other consumer real estate	2	2	2	2	3
Bankcard and other revolving plans	—	—	—	1	1
Other	—	—	—	1	1
Total consumer	60	64	57	60	63
Subtotal nonaccrual loans	382	307	307	322	402
Total nonaccrual loans	$382	$307	$307	$351	$402

Net Charge-Offs by Portfolio Type
(Unaudited)

	Three Months Ended
(In millions)	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Commercial:
Commercial and industrial	$(5)	$18	$9	$7	$1
Leasing	—	—	—	—	(1)
Owner occupied	—	—	2	(2)	2
Municipal	—	—	—	—	—
Total commercial	(5)	18	11	5	2

Commercial real estate:
Construction and land development	(3)	(1)	(2)	(3)	(2)
Term	(10)	(1)	2	3	7
Total commercial real estate	(13)	(2)	—	—	5

Consumer:
Home equity credit line	(1)	—	—	1	—
1-4 family residential	1	1	(1)	(1)	1
Construction and other consumer real estate	—	—	—	—	(1)
Bankcard and other revolving plans	1	—	1	1	2
Other	—	—	—	—	(1)
Total consumer loans	1	1	—	1	1
Total net charge-offs (recoveries)	$(17)	$17	$11	$6	$8

- more -

ZIONS BANCORPORATION
Press Release – Page 14
April 20, 2015

CONSOLIDATED AVERAGE BALANCE SHEETS, YIELDS AND RATES
(Unaudited)

	Three Months Ended
	March 31, 2015		December 31, 2014		September 30, 2014
(In thousands)	Average balance	Average rate	Average balance	Average rate	Average balance	Average rate
ASSETS
Money market investments	$8,013,355	0.26%	$8,712,588	0.27%	$8,492,772	0.26%
Securities:
Held-to-maturity	632,927	5.12%	634,973	4.97%	612,244	5.13%
Available-for-sale	4,080,004	2.06%	3,676,403	1.98%	3,383,618	2.10%
Trading account	69,910	3.47%	69,323	3.02%	50,970	3.14%
Total securities	4,782,841	2.49%	4,380,699	2.43%	4,046,832	2.57%

Loans held for sale	105,279	3.52%	115,372	3.53%	124,347	3.76%
Loans and leases [1]	40,179,007	4.21%	39,845,470	4.31%	39,567,425	4.33%
Total interest-earning assets	53,080,482	3.46%	53,054,129	3.49%	52,231,376	3.53%
Cash and due from banks	743,618		764,518		858,179
Allowance for loan losses	(609,233)		(607,317)		(674,590)
Goodwill	1,014,129		1,014,129		1,014,129
Core deposit and other intangibles	24,355		26,848		29,535
Other assets	2,564,199		2,692,339		2,669,260
Total assets	$56,817,550		$56,944,646		$56,127,889

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Savings and money market	$24,214,265	0.16%	$24,089,519	0.16%	$23,637,158	0.16%
Time	2,372,492	0.43%	2,426,878	0.45%	2,466,552	0.45%
Foreign	351,873	0.14%	325,013	0.15%	254,549	0.16%
Total interest-bearing deposits	26,938,630	0.18%	26,841,410	0.19%	26,358,259	0.19%
Borrowed funds:
Federal funds and other short-term borrowings	219,747	0.14%	205,507	0.13%	176,383	0.12%
Long-term debt	1,091,706	7.03%	1,102,673	6.81%	1,878,247	6.57%
Total borrowed funds	1,311,453	5.87%	1,308,180	5.76%	2,054,630	6.01%
Total interest-bearing liabilities	28,250,083	0.45%	28,149,590	0.44%	28,412,889	0.61%
Noninterest-bearing deposits	20,545,395		20,706,849		19,933,228
Other liabilities	612,752		563,014		556,416
Total liabilities	49,408,230		49,419,453		48,902,533
Shareholders’ equity:
Preferred equity	1,004,015		1,004,006		1,004,012
Common equity	6,405,305		6,521,187		6,221,344
Total shareholders’ equity	7,409,320		7,525,193		7,225,356
Total liabilities and shareholders’ equity	$56,817,550		$56,944,646		$56,127,889

Spread on average interest-bearing funds		3.01%		3.05%		2.92%

Net yield on interest-earning assets		3.22%		3.25%		3.20%
1 Net of unearned income and fees, net of related costs. Loans include nonaccrual and restructured loans.

- more -

ZIONS BANCORPORATION
Press Release – Page 15
April 20, 2015

GAAP to Non-GAAP Reconciliations
(Unaudited)

(In thousands, except per share amounts)	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Tangible Book Value per Common Share

Total shareholders’ equity (GAAP)	$7,454,298	$7,369,530	$7,322,159	$6,700,090	$6,586,216
Preferred stock	(1,004,032)	(1,004,011)	(1,004,006)	(1,004,006)	(1,003,970)
Goodwill	(1,014,129)	(1,014,129)	(1,014,129)	(1,014,129)	(1,014,129)
Core deposit and other intangibles	(23,162)	(25,520)	(28,160)	(30,826)	(33,562)
Tangible common equity (non-GAAP) (a)	$5,412,975	$5,325,870	$5,275,864	$4,651,129	$4,534,555

Common shares outstanding (b)	203,193	203,015	202,898	185,113	184,895

Tangible book value per common share (non-GAAP) (a/b)	$26.64	$26.23	$26.00	$25.13	$24.53

	Three Months Ended
(Dollar amounts in thousands)	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Tangible Return on Average Tangible Common Equity

Net earnings applicable to common shareholders (GAAP)	$75,279	$66,761	$79,127	$104,490	$76,190

Adjustments, net of tax:
Amortization of core deposit and other intangibles	1,496	1,676	1,690	1,735	1,827
Net earnings applicable to common shareholders, excluding the effects of the adjustments, net of tax (non-GAAP) (a)	$76,775	$68,437	$80,817	$106,225	$78,017

Average common equity (GAAP)	$6,405,305	$6,521,187	$6,221,344	$5,744,696	$5,595,363
Average goodwill	(1,014,129)	(1,014,129)	(1,014,129)	(1,014,129)	(1,014,129)
Average core deposit and other intangibles	(24,355)	(26,848)	(29,535)	(32,234)	(35,072)
Average tangible common equity (non-GAAP) (b)	$5,366,821	$5,480,210	$5,177,680	$4,698,333	$4,546,162

Number of days in quarter (c)	90	92	92	91	90
Number of days in year (d)	365	365	365	365	365

Tangible return on average tangible common equity (non-GAAP) (a/b/c*d)	5.80%	4.95%	6.19%	9.07%	6.96%

This press release presents the non-GAAP financial measures previously shown. The adjustments to reconcile from the applicable GAAP financial measures to the non-GAAP financial measures are included where applicable in financial results presented in accordance with GAAP. The Company considers these adjustments to be relevant to ongoing operating results.
The Company believes that excluding the amounts associated with these adjustments to present the non-GAAP financial measures provides a meaningful base for period-to-period and company-to-company comparisons, which will assist regulators, investors, and analysts in analyzing the operating results or financial position of the Company and in predicting future performance. These non-GAAP financial measures are used by management to assess the performance of the Company’s business or its financial position for evaluating bank reporting segment performance, for presentations of Company performance to investors, and for other reasons as may be requested by investors and analysts. The Company further believes that presenting these non-GAAP financial measures will permit investors and analysts to assess the performance of the Company on the same basis as that applied by management.
Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although non-GAAP financial measures are frequently used by stakeholders to evaluate a company, they have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of results reported under GAAP.

# # #